Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	January 21, 2020
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record Full-Year 2019 Net Income of $355.7 million and Fourth Quarter 2019 Net Income of $86.0 million, up 8% from the Fourth Quarter 2018

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record net income of $355.7 million or $6.03 per diluted common share for the year ended December 31, 2019 compared to net income of $343.2 million or $5.86 per diluted common share for the same period of 2018. The Company recorded net income of $86.0 million or $1.44 per diluted common share for the fourth quarter of 2019, a decrease in diluted earnings per common share of 14.8% compared to the prior quarter and an increase of 6.7% compared to the fourth quarter of 2018.

Highlights of the Fourth Quarter of 2019:
Comparative information to the third quarter of 2019

•	Total assets increased by $1.7 billion, including $240 million from the acquisition of STC Capital Bancshares and $607 million from the acquisition of SBC, Incorporated, or 19% on an annualized basis.

•	Total loans increased by $1.1 billion, including $164 million from the acquisition of STC Capital Bancshares and $418 million from the acquisition of SBC, Incorporated, or 17% on an annualized basis.

•
Total deposits increased by $1.4 billion, including $194 million from the acquisition of STC Capital Bancshares and $496 million from the acquisition of SBC, Incorporated, or 19% on an annualized basis. The increase was net of a $201 million reduction in brokered deposits.

•
Mortgage banking production revenue decreased by $6.3 million as mortgage loans originated for sale totaled $1.2 billion in the fourth quarter of 2019 as compared to $1.4 billion in the third quarter of 2019.

•	Net interest income decreased by $3.0 million as a 20 basis point decline in net interest margin was partially offset by a $1.5 billion increase in average earning assets.

•
Recorded net charge-offs of $12.7 million in the fourth quarter of 2019 as compared to $9.4 million in the third quarter of 2019. The $12.7 million includes a $5.3 million charge-off of a commercial loan, which was fully reserved for in prior quarters.

•	The ratio of non-performing assets to total assets declined by two basis points to 0.36%.

Other highlights of the fourth quarter of 2019

•
Recorded a $2.8 million reduction to FDIC insurance expense related to assessment credits received from the FDIC. The Company received $3.9 million of assessment credits from the FDIC in the third quarter of 2019.

•	Recorded an increase in the value of mortgage servicing rights related to changes in fair value model assumptions, net of derivative contract activity held as an economic hedge, of $1.8 million.

•	Incurred acquisition related costs of $2.4 million in the fourth quarter of 2019 as compared to $1.3 million in the third quarter of 2019.

•
Recognized various non-operating charges totaling $5.4 million. This includes expenses related to a litigation settlement, loan remediation, contingent consideration related to previous acquisitions of certain mortgage businesses, pension plan terminations, operating lease impairment and losses on partnership investments.

•	Announced approval of a stock buyback program which authorizes the repurchase of up to $125 million in common shares.

Expansion activity

•	Opened two new branches in the Chicago suburbs located in Palatine and Maywood, Illinois.

•	Completed the previously announced acquisition of STC Bancshares Corp., the parent company of STC Capital Bank.

•	Completed the previously announced acquisition of SBC, Incorporated, the parent company of Countryside Bank.

Edward J. Wehmer, President and Chief Executive Officer, commented, "As the decade closes, I reflect back on the recent history of Wintrust and I am proud of the franchise that we have built. In the last 10 years, Wintrust has experienced significant growth and has become a household name in the Chicago and Milwaukee areas. Wintrust now boasts the largest deposit base in the Chicago market area among locally headquartered banks which is a product of our consistent growth strategy that has yielded 12% compound annual growth in assets, loans and deposits over the past 10 years. Additionally, the last nine years of the decade reported record annual net income. Admittedly, 2019 was not what we expected with respect to our profitability goals. However, 2019 was a success with respect to our efforts to increase market share and household penetration in our market areas and continue to establish Wintrust as a reliable partner with excellent customer service. We believe that our core operating tenants that have produced the success that we have experienced over the past 10 years will continue to serve us favorably as we seek to grow strategically in 2020 and beyond."

Transitioning to the current quarter, Mr. Wehmer proceeded, "Wintrust reported net income of $86.0 million for the fourth quarter of 2019, down from $99.1 million in the third quarter of 2019 and record annual net income of $355.7 million in 2019 as compared to $343.2 million in 2018. The Company experienced strong balance sheet growth as total assets were $1.7 billion higher than the prior quarter end and $5.4 billion higher than at the fourth quarter of 2018. The fourth quarter was characterized by strong balance sheet growth, decreased net interest margin, decreased mortgage banking revenue, stable credit quality, and a continued focus to increase franchise value in our market area."

Mr. Wehmer continued, "The Company experienced deposit growth of $1.4 billion in the fourth quarter of 2019 which was net of a reduction of $201 million in brokered deposits to optimize our funding base. Non-brokered deposits now comprise approximately 97% of total deposits. Additionally, the Company grew total loans by $1.1 billion with growth diversified across various loan portfolios including the commercial, commercial real estate, life insurance premium finance receivables and residential real estate portfolios. We remain aggressive in growing quality assets that meet our standards and will seek to fund that by expanding deposit market share and household penetration."

Mr. Wehmer commented, "Net interest margin declined by 20 basis points in the fourth quarter of 2019 as compared to the third quarter of 2019 primarily due to downward repricing of variable rate loans partially offset by improvement in deposit pricing. Given the relatively stable short-term outlook on interest rates, we expect to hold loan yields steady while continuing to reduce our interest bearing deposit costs. Additionally, we expect to deploy the excess liquidity gathered in the third and fourth quarters of 2019 to enhance net interest income. As always, we will strive to grow without a commensurate increase in expenses to enhance our net overhead ratio which was 1.53% in the fourth quarter of 2019."

Mr. Wehmer noted, “Our mortgage banking business production decreased in the current quarter as loan volumes originated for sale decreased to $1.2 billion from $1.4 billion in the third quarter of 2019. The decrease in origination volumes was primarily attributed to the seasonal purchase market decline which was partially mitigated by elevated refinancing activity. Our mortgage servicing rights portfolio increased by $10.1 million primarily due to the capitalization of retained servicing rights of $14.5 million partially offset by a $6.8 million reduction related to payoffs and paydowns. We recorded a $1.8 million increase due to changes in fair value assumptions, net of derivative contract activity held as an economic hedge. We continue to focus on efficiencies in our delivery channels and our operating costs in our mortgage banking area. We believe that the mortgage rate outlook in the first quarter of 2020 will continue to result in elevated refinancing activity, which will supplement the seasonally challenging purchase market."

Commenting on credit quality, Mr. Wehmer stated, "Overall credit quality metrics were positive in the fourth quarter of 2019. The Company recorded net charge-offs of $12.7 million in the fourth quarter of 2019 as compared to $9.4 million in the third quarter of 2019. The $12.7 million of net charge-offs in the current quarter includes a $5.3 million charge-off of a commercial loan, which was fully reserved for in prior quarters. Although we experienced elevated charge-offs in the second quarter of 2019, net charge-offs for the year of 2019 were 20 basis points. The ratio of non-performing assets as a percent of total assets declined by two basis points to a historically low level of 0.36%. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Turning to the future, Mr. Wehmer stated, “We have experienced significant franchise growth in 2019 and believe that our opportunities for both internal and external growth remain consistently strong. Total period end loans were $663 million higher than average total loans in the current quarter which provides momentum into the first quarter of 2020. We plan to continue our steady and measured approach to achieve our main objectives of growing franchise value, increasing profitability, leveraging our expense infrastructure and continuing to increase shareholder value. Evaluating strategic acquisitions, like the completed acquisitions of STC Bancshares Corp. and SBC, Incorporated, as well as focusing on organic branch growth will continue to be a part of our overall growth strategy with the goal of becoming Chicago’s bank and Wisconsin’s bank."

The graphs below illustrate the annual trend of certain financial highlights, including the 10 year compound annual growth rate ("CAGR").

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets grew by $1.7 billion in the fourth quarter of 2019 primarily due to a $1.1 billion increase in loans and an $836 million increase in available for sale securities, partially offset by a reduction in liquidity. The increase in assets and loans include acquired balances of $847 million and $582 million, respectively. The Company believes that the $2.2 billion of interest bearing deposits with banks held as of December 31, 2019 is more than sufficient liquidity to operate its business plan. Excess liquidity is expected to be deployed in future quarters to enhance net interest income.

Total liabilities grew by $1.6 billion in the fourth quarter of 2019 primarily comprised of a $1.4 billion increase in total deposits of which $690 million related to acquisitions. The Company successfully grew deposits in the fourth quarter through organic retail channels, acquisitions and its wealth management segment. In addition, the total deposit growth was net of a $201 million reduction in brokered deposits. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes. Non-brokered deposits now comprise approximately 97% of total deposits.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 4 in this report.

NET INTEREST INCOME

For the fourth quarter of 2019, net interest income totaled $261.9 million, a decrease of $3.0 million as compared to the third quarter of 2019 and an increase of $7.8 million as compared to the fourth quarter of 2018. The $3.0 million decrease in net interest income in the fourth quarter of 2019 compared to the third quarter of 2019 was attributable to the impact of a 20 basis point decline in net interest margin. This impact was partially offset by $1.5 billion of growth in average earning assets.

Net interest margin was 3.17% (3.19% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2019 compared to 3.37% (3.39% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2019 and 3.61% (3.63% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2018. The 20 basis point decrease in net interest margin in the fourth quarter of 2019 as compared to the third quarter of 2019 was attributable to a 28 basis point decline in the yield on earnings assets and three basis point decrease in the net free funds contribution partially offset by an 11 basis point decrease in the rate paid on interest bearing liabilities. The 28 basis point decline in the yield on earning assets in the current quarter as compared to the third quarter of 2019 was primarily due to a 24 basis point decline in the yield on loans along with lower yields on interest bearing cash. The 11 basis point decrease in the rate paid on interest bearing liabilities in the current quarter as compared to the prior quarter is primarily due to a 10 basis point decrease in the rate paid on interest bearing deposits as management initiated various deposit rate reductions given the recent decrease in the interest rate environment.

For the full twelve months of 2019, net interest income totaled $1.1 billion, an increase of $90.0 million as compared to the full twelve months of 2018. Net interest margin was 3.45% (3.47% on a fully taxable-equivalent basis, non-GAAP) for the full twelve months of 2019 compared to 3.59% (3.61% on a fully taxable-equivalent basis, non-GAAP) for the full twelve months of 2018.

For more information regarding net interest income, see Tables 5 through 10 in this report.

ASSET QUALITY

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).

Net charge-offs as a percentage of average total loans, in the fourth quarter of 2019 totaled 19 basis points on an annualized basis compared to 15 basis points on an annualized basis in the third quarter of 2019 and 12 basis points on an annualized basis in the fourth quarter of 2018. Net charge-offs totaled $12.7 million in the fourth quarter of 2019, a $3.3 million increase from $9.4 million in the third quarter of 2019 and a $5.5 million increase from $7.2 million in the fourth quarter of 2018. The $12.7 million of net charge-offs in the current quarter includes a $5.3 million charge-off of a commercial loan, which was fully reserved for in prior quarters. The provision for credit losses totaled $7.8 million for the fourth quarter of 2019 compared to $10.8 million for the third quarter of 2019 and $10.4 million for the fourth quarter of 2018. For more information regarding net charge-offs, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations.

As part of the regular quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio as of December 31, 2019 and September 30, 2019 is shown on Table 12 of this report.

As of December 31, 2019, $50.5 million of all loans, or 0.2%, were 60 to 89 days past due and $248.2 million, or 0.9%, were 30 to 59 days (or one payment) past due. As of September 30, 2019, $51.1 million of all loans, or 0.2%, were 60 to 89 days past due and $134.2 million, or 0.5%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at December 31, 2019 that are current with regard to the contractual terms of the loan agreement represent 97.8% of the total home equity portfolio. Residential real estate loans at December 31, 2019 that are current with regards to the contractual terms of the loan agreements comprise 97.1% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 13 in this report.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date. In accordance with accounting guidance, credit deterioration on purchased loans is recorded as a credit discount at the time of purchase. In addition to the $156.8 million of allowance for loan losses, there was $11.6 million of non-accretable credit discount on purchased loans reported in accordance with ASC 310-30 that is available to absorb credit losses as of December 31, 2019.

The ratio of non-performing assets to total assets was 0.36% as of December 31, 2019, compared to 0.38% at September 30, 2019, and 0.44% at December 31, 2018. Non-performing assets, excluding PCI loans, totaled $132.8 million at December 31, 2019, compared to $132.0 million at September 30, 2019 and $138.3 million at December 31, 2018. Non-performing loans, excluding PCI loans, totaled $117.6 million, or 0.44% of total loans, at December 31, 2019 compared to $114.3 million, or 0.44% of total loans, at September 30, 2019 and $113.2 million, or 0.48% of total loans, at December 31, 2018. Other real estate owned ("OREO") of $15.2 million at December 31, 2019 decreased $2.3 million compared to $17.5 million at September 30, 2019 and decreased $9.6 million compared to $24.8 million at December 31, 2018. Management is pursuing the resolution of all non-performing assets. At this time, management believes reserves are appropriate to absorb inherent losses and OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $1.0 million during the fourth quarter of 2019 as compared to the third quarter of 2019 primarily due to increased asset management revenue. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue decreased by $3.0 million in the fourth quarter of 2019 as compared to the third quarter of 2019, primarily as a result of lower production revenues, partially offset by an increase in the fair value of the mortgage servicing rights portfolio in the fourth quarter of 2019. Production revenue decreased by $6.3 million in the fourth quarter of 2019 as compared to the third quarter of 2019 primarily due to a decrease in origination volumes. The decrease in origination volumes was primarily attributed to the seasonal purchase market decline which was partially mitigated by elevated refinancing activity. The percentage of origination volume from refinancing activities was 60% in the fourth quarter of 2019 as compared to 52% in the third quarter of 2019. Production margin declined from 2.88% in the third quarter of 2019 to 2.78% in the fourth quarter of 2019. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the fourth quarter of 2019, the fair value of the mortgage servicing rights portfolio increased as retained servicing rights led to the capitalization of $14.5 million along with a positive fair value adjustment of $2.3 million partially offset by a reduction in value of $6.8 million due to payoffs and paydowns of the existing portfolio. The Company entered into interest rate swaps at the beginning of the fourth quarter of 2019 to economically hedge a portion of the potential negative fair value changes recorded in earnings related to its mortgage servicing rights portfolio. The Company recorded a loss of $483,000 on the interest rate swaps held as economic hedges against the mortgage servicing rights primarily related to the mark to market at year end which was recorded in mortgage banking revenue.

The net gains recognized on investment securities in the fourth quarter of 2019 were $587,000 as compared to $710,000 in third quarter of 2019. The gains recorded in the fourth quarter of 2019 relate to unrealized gains recognized on equity securities held by the Company.

Other non-interest income decreased by $3.5 million in the fourth quarter of 2019 as compared to the third quarter of 2019 primarily due to decreased income from investments in partnerships and interest rate swap fees.

For more information regarding non-interest income, see Tables 15 and 16 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $4.9 million in the fourth quarter of 2019 as compared to the third quarter of 2019. The $4.9 million increase is comprised of an increase of $4.8 million in salaries expense and $159,000 in benefits expense, partially offset by a decrease of $63,000 in commissions and incentive compensation. The increase in salaries and employee benefits expense is primarily due to increased staffing as the Company grows, $1.0 million of higher acquisition related costs and $487,000 of costs to terminate two pension plans.

Equipment expense totaled $14.5 million in the fourth quarter of 2019, an increase of $1.2 million as compared to the third quarter of 2019. The increase in the current quarter relates primarily to increased software depreciation expenses.

Advertising and marketing expenses in the fourth quarter of 2019 decreased by $858,000 as compared to the third quarter of 2019 primarily related to lower corporate sponsorship costs. Marketing costs are incurred to promote the Company's brand, commercial banking capabilities, the Company's various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company's non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

FDIC insurance expense totaled $1.3 million in the fourth quarter of 2019, an increase of $1.2 million as compared to the third quarter of 2019. In the current quarter, the Company recorded a $2.8 million reduction to FDIC insurance expense related to assessment credits received from the FDIC. The Company received $3.9 million of assessment credits from the FDIC in the third quarter of 2019.

Occupancy expense totaled $17.1 million in the fourth quarter of 2019, an increase of $2.1 million as compared to the third quarter of 2019. The increase in the current quarter relates primarily to increased expenses due to acquired locations, property tax expense and rental expense.

Miscellaneous expense in the fourth quarter of 2019 increased $5.6 million as compared to the third quarter of 2019. The increase in the current quarter as compared to the third quarter of 2019 is primarily due to a litigation settlement, contingent consideration related to previous acquisitions of certain mortgage businesses and overlapping telecommunication charges. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $30.7 million in the fourth quarter of 2019 compared to $35.5 million in the third quarter of 2019 and $28.0 million in the fourth quarter of 2018. The effective tax rates were 26.33% in the fourth quarter of 2019 compared to 26.36% in the third quarter of 2019 and 26.01% in the fourth quarter of 2018. During the twelve months of 2019, the Company recorded income tax expense of $124.4 million compared to $117.0 million for the twelve months of 2018. The effective tax rates were 25.91% for the twelve months of 2019 and 25.42% for the twelve months of 2018.

The year-to-date effective tax rates were impacted by excess tax benefits related to share-based compensation. These excess tax benefits were $1.8 million in the twelve months of 2019 and $3.9 million in the twelve months of 2018. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the fourth quarter of 2019, this unit expanded its loan and deposit portfolios. However, the banking segment also experienced net interest margin compression in part due to current market conditions.

Mortgage banking revenue was $47.9 million for the fourth quarter of 2019 a decrease from $50.9 million for the third quarter of 2019. Services charges on deposit accounts totaled $11.0 million in the fourth quarter of 2019 an increase of $1.0 million as compared to the third quarter of 2019 primarily due to higher account analysis fees. The Company's gross commercial and commercial real estate loan pipelines remain strong. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.0 billion to $1.1 billion at December 31, 2019. When adjusted for the probability of closing, the pipelines were estimated to be approximately $650 million to $720 million at December 31, 2019.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries and accounts receivable financing, value-added, out-sourced administrative services, and other services. Originations within the insurance premium financing receivables portfolio were $2.5 billion during the fourth quarter of 2019 and average balances increased by $217.4 million as compared to the third quarter of 2019. The increase in average balances was more than offset by margin compression in this portfolio resulting in a $2.4 million decrease in interest income attributed to the insurance premium finance receivables portfolio. The Company's leasing business grew during the fourth quarter of 2019, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing $123.8 million to $1.6 billion at the end of the fourth quarter of 2019. Revenues from the Company's out-sourced administrative services business remained flat at $1.1 million in the third quarter of 2019 and fourth quarter of 2019.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue increased by $1.0 million in the fourth quarter of 2019 compared to the third quarter of 2019, totaling $25.0 million in the current period. At December 31, 2019, the Company’s wealth management subsidiaries had approximately $27.6 billion of assets under administration, which included $4.2 billion of assets owned by the Company and its subsidiary banks, representing a $1.5 billion increase from the $26.1 billion of assets under administration at September 30, 2019. Successful new business development efforts and favorable equity markets have contributed to growth in revenue and assets under management.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Acquisitions

On November 1, 2019, the Company completed its acquisition of SBC, Incorporated (“SBC”).  SBC was the parent company of Countryside Bank. Through this business combination, the Company acquired Countryside Bank's six banking offices located in Countryside, Burbank, Darien, Homer Glen, Oak Brook and Chicago, Illinois. As of the acquisition date, the Company acquired approximately $620 million in assets, including approximately $423 million in loans, and approximately $508 million in deposits. The Company recorded goodwill of approximately $40 million on the acquisition.

On October 7, 2019, the Company completed its acquisition of STC Bancshares Corp. (“STC”).  STC was the parent company of STC Capital Bank. Through this business combination, the Company acquired STC Capital Bank's five banking offices located in the communities of St. Charles, Geneva and South Elgin, Illinois. As of the acquisition date, the Company acquired approximately $250 million in assets, including approximately $174 million in loans, and approximately $202 million in deposits. The Company recorded goodwill of approximately $19 million on the acquisition.

On May 24, 2019, the Company completed its acquisition of Oak Bank. Through this business combination, the Company acquired Oak Bank's one banking location in Chicago, Illinois. As of the acquisition date, the Company acquired approximately $223 million in assets, including approximately $125 million in loans, and approximately $161 million in deposits. The Company recorded goodwill of approximately $12 million on the acquisition.

On December 14, 2018, the Company acquired Elektra Holding Company, LLC, the parent company of Chicago Deferred Exchange Company, LLC ("CDEC"). CDEC is a provider of Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.  CDEC has successfully facilitated more than 8,000 like-kind exchanges in the past decade for taxpayers nationwide.  These transactions typically generate customer deposits during the period following the sale of the property until such proceeds are used to purchase a replacement property.  The Company recorded goodwill of approximately $37 million on the acquisition.

On December 7, 2018, the Company completed its acquisition of certain assets and the assumption of certain liabilities of American Enterprise Bank. Through this asset acquisition, the Company acquired approximately $164 million in assets, including approximately $119 million in loans, and approximately $151 million in deposits, as of the acquisition date.

On August 1, 2018, the Company completed its acquisition of Chicago Shore Corporation ("CSC"). CSC was the parent company of Delaware Place Bank. Through this business combination, the Company acquired Delaware Place Bank's one banking location in Chicago, Illinois. As of the acquisition date, the Company acquired approximately $283 million in assets, including approximately $153 million in loans, and approximately $213 million in deposits. The Company recorded goodwill of approximately $27 million on the acquisition.

On January 4, 2018, the Company acquired iFreedom Direct Corporation DBA Veterans First Mortgage ("Veterans First") with assets including mortgage-servicing-rights on approximately 10,000 loans, totaling an estimated $2 billion in unpaid principal balance, as of the acquisition date. The Company recorded goodwill of approximately $9 million on the acquisition.

ITEMS IMPACTING FINANCIAL RESULTS IN FUTURE PERIODS

Adoption of New Credit Losses Accounting Standard

Beginning in 2020, the Company is adopting the new current expected credit losses standard, or CECL, which impacts the measurement of the Company’s allowance for credit losses (including the allowance for unfunded lending-related commitments). CECL replaces the previous incurred loss methodology, which delays recognition until such loss is probable, with a methodology that reflects an estimate of lifetime expected credit losses considering current economic condition and forecasts. Though other assets, including investment securities and other receivables, are considered in-scope of the standard and will require a measurement of the allowance for credit loss, the most significant impact of CECL remains within the Company’s loan portfolios and related lending commitments.

Based upon the Company’s current composition of assets as well as current considerations of existing and expected future economic conditions, the Company estimates an increase to the allowance for credit losses of approximately 30% to 50% at adoption related to its loan portfolios and related lending commitments. Approximately 80% of the estimated increase is related to additions to existing reserves for unfunded lending-related commitments due to the consideration under CECL of expected utilization by the Company's borrowers over the life of such commitments, as well as for acquired loans, which previously considered credit discounts.

The Company estimates an insignificant impact at adoption of measuring an allowance for credit losses for the other in-scope assets noted above. The adjustment at adoption on January 1, 2020 is recognized as an adjustment to the balance sheet (retained earnings or the related asset basis dependent upon whether the asset is purchased credit deteriorated from a prior acquisition). After adoption, adjustments to the allowance for credit losses will primarily be recorded as provision for credit losses on the Company’s income statement. The estimate of the allowance for credit losses is highly dependent upon considerations of current and expected economic conditions, which may result in earnings volatility across economic cycles.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the fourth quarter of 2019, as compared to the third quarter of 2019 (sequential quarter) and fourth quarter of 2018 (linked quarter), are shown in the table below:

				% or(4) basis point (bp) change from 3nd Quarter 2019		% or basis point (bp) change from 4rd Quarter 2018
	Three Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Dec 31, 2018
Net income	$85,964	$99,121	$79,657	(13)%		8%
Net income per common share – diluted	1.44	1.69	1.35	(15)		7
Net revenue (1)	374,099	379,989	329,396	(2)		14
Net interest income	261,879	264,852	254,088	(1)		3
Net interest margin	3.17%	3.37%	3.61%	(20)	bp	(44)	bp
Net interest margin - fully taxable equivalent (non-GAAP) (2)	3.19	3.39	3.63	(20)		(44)
Net overhead ratio (3)	1.53	1.40	1.79	13		(26)
Return on average assets	0.96	1.16	1.05	(20)		(9)
Return on average common equity	9.52	11.42	10.01	(190)		(49)
Return on average tangible common equity (non-GAAP) (2)	12.17	14.36	12.48	(219)		(31)
At end of period
Total assets	$36,620,583	$34,911,902	$31,244,849	19%		17%
Total loans (5)	26,800,290	25,710,171	23,820,691	17		13
Total deposits	30,107,138	28,710,379	26,094,678	19		15
Total shareholders’ equity	3,691,250	3,540,325	3,267,570	17		13

(1)	Net revenue is net interest income plus non-interest income.

(2)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

(5)	Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Years Ended
(Dollars in thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Selected Financial Condition Data (at end of period):
Total assets	$36,620,583	$34,911,902	$33,641,769	$32,358,621	$31,244,849
Total loans (1)	26,800,290	25,710,171	25,304,659	24,214,629	23,820,691
Total deposits	30,107,138	28,710,379	27,518,815	26,804,742	26,094,678
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	3,691,250	3,540,325	3,446,950	3,371,972	3,267,570
Selected Statements of Income Data:
Net interest income	$261,879	$264,852	$266,202	$261,986	$254,088	$1,054,919	$964,903
Net revenue (2)	374,099	379,989	364,360	343,643	329,396	1,462,091	1,321,053
Net income	85,964	99,121	81,466	89,146	79,657	355,697	343,166
Net income per common share – Basic	1.46	1.71	1.40	1.54	1.38	6.11	5.95
Net income per common share – Diluted	1.44	1.69	1.38	1.52	1.35	6.03	5.86
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.17%	3.37%	3.62%	3.70%	3.61%	3.45%	3.59%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	3.19	3.39	3.64	3.72	3.63	3.47	3.61
Non-interest income to average assets	1.25	1.35	1.23	1.06	0.99	1.23	1.23
Non-interest expense to average assets	2.78	2.74	2.87	2.79	2.78	2.79	2.85
Net overhead ratio (4)	1.53	1.40	1.64	1.72	1.79	1.57	1.62
Return on average assets	0.96	1.16	1.02	1.16	1.05	1.07	1.18
Return on average common equity	9.52	11.42	9.68	11.09	10.01	10.41	11.26
Return on average tangible common equity (non-GAAP) (3)	12.17	14.36	12.28	14.14	12.48	13.22	13.95
Average total assets	$35,645,190	$33,954,592	$32,055,769	$31,216,171	$30,179,887	$33,232,083	$29,028,420
Average total shareholders’ equity	3,622,184	3,496,714	3,414,340	3,309,078	3,200,654	3,461,535	3,098,740
Average loans to average deposits ratio	88.8%	90.6%	93.9%	92.7%	92.4%	91.4%	93.7%
Period-end loans to deposits ratio	89.0	89.6	92.0	90.3	91.3
Common Share Data at end of period:
Market price per common share	$70.90	$64.63	$73.16	$67.33	$66.49
Book value per common share	61.68	60.24	58.62	57.33	55.71
Tangible book value per common share (non-GAAP) (3)	49.70	49.16	47.48	46.38	44.67
Common shares outstanding	57,821,891	56,698,429	56,667,846	56,638,968	56,407,558
Other Data at end of period:
Tier 1 leverage ratio (5)	8.6%	8.8%	9.1%	9.1%	9.1%
Risk-based capital ratios:
Tier 1 capital ratio (5)	9.5	9.7	9.6	9.8	9.7
Common equity tier 1 capital ratio(5)	9.2	9.3	9.2	9.3	9.3
Total capital ratio (5)	12.1	12.4	12.4	11.7	11.6
Allowance for credit losses (6)	$158,461	$163,273	$161,901	$159,622	$154,164
Non-performing loans	117,588	114,284	113,447	117,586	113,234
Allowance for credit losses to total loans (6)	0.59%	0.64%	0.64%	0.66%	0.65%
Non-performing loans to total loans	0.44	0.44	0.45	0.49	0.48
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	187	174	172	170	167

(1)	Excludes mortgage loans held-for-sale.

(2)	Net revenue includes net interest income and non-interest income.

(3)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance measure/ratio.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2019	2019	2019	2019	2018
Assets
Cash and due from banks	$286,167	$448,755	$300,934	$270,765	$392,142
Federal funds sold and securities purchased under resale agreements	309	59	58	58	58
Interest bearing deposits with banks	2,164,560	2,260,806	1,437,105	1,609,852	1,099,594
Available-for-sale securities, at fair value	3,106,214	2,270,059	2,186,154	2,185,782	2,126,081
Held-to-maturity securities, at amortized cost	1,134,400	1,095,802	1,191,634	1,051,542	1,067,439
Trading account securities	1,068	3,204	2,430	559	1,692
Equity securities with readily determinable fair value	50,840	46,086	44,319	47,653	34,717
Federal Home Loan Bank and Federal Reserve Bank stock	100,739	92,714	92,026	89,013	91,354
Brokerage customer receivables	16,573	14,943	13,569	14,219	12,609
Mortgage loans held-for-sale	377,313	464,727	394,975	248,557	264,070
Loans, net of unearned income	26,800,290	25,710,171	25,304,659	24,214,629	23,820,691
Allowance for loan losses	(156,828)	(161,763)	(160,421)	(158,212)	(152,770)
Net loans	26,643,462	25,548,408	25,144,238	24,056,417	23,667,921
Premises and equipment, net	754,328	721,856	711,214	676,037	671,169
Lease investments, net	231,192	228,647	230,111	224,240	233,208
Accrued interest receivable and other assets	1,061,141	1,087,864	1,023,896	888,492	696,707
Trade date securities receivable	—	—	237,607	375,211	263,523
Goodwill	645,220	584,315	584,911	573,658	573,141
Other intangible assets	47,057	43,657	46,588	46,566	49,424
Total assets	$36,620,583	$34,911,902	$33,641,769	$32,358,621	$31,244,849
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$7,216,758	$7,067,960	$6,719,958	$6,353,456	$6,569,880
Interest bearing	22,890,380	21,642,419	20,798,857	20,451,286	19,524,798
Total deposits	30,107,138	28,710,379	27,518,815	26,804,742	26,094,678
Federal Home Loan Bank advances	674,870	574,847	574,823	576,353	426,326
Other borrowings	418,174	410,488	418,057	372,194	393,855
Subordinated notes	436,095	435,979	436,021	139,235	139,210
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	—	226	—	—	—
Accrued interest payable and other liabilities	1,039,490	986,092	993,537	840,559	669,644
Total liabilities	32,929,333	31,371,577	30,194,819	28,986,649	27,977,279
Shareholders’ Equity:
Preferred stock	125,000	125,000	125,000	125,000	125,000
Common stock	57,951	56,825	56,794	56,765	56,518
Surplus	1,650,278	1,574,011	1,569,969	1,565,185	1,557,984
Treasury stock	(6,931)	(6,799)	(6,650)	(6,650)	(5,634)
Retained earnings	1,899,630	1,830,165	1,747,266	1,682,016	1,610,574
Accumulated other comprehensive loss	(34,678)	(38,877)	(45,429)	(50,344)	(76,872)
Total shareholders’ equity	3,691,250	3,540,325	3,446,950	3,371,972	3,267,570
Total liabilities and shareholders’ equity	$36,620,583	$34,911,902	$33,641,769	$32,358,621	$31,244,849

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Years Ended
(In thousands, except per share data)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Interest income
Interest and fees on loans	$308,055	$314,277	$309,161	$296,987	$283,311	$1,228,480	$1,044,502
Mortgage loans held-for-sale	3,201	3,478	3,104	2,209	3,409	11,992	15,738
Interest bearing deposits with banks	8,971	10,326	5,206	5,300	5,628	29,803	17,090
Federal funds sold and securities purchased under resale agreements	390	310	—	—	—	700	1
Investment securities	27,611	24,758	27,721	27,956	26,656	108,046	87,382
Trading account securities	6	20	5	8	14	39	43
Federal Home Loan Bank and Federal Reserve Bank stock	1,328	1,294	1,439	1,355	1,343	5,416	5,331
Brokerage customer receivables	169	164	178	155	235	666	723
Total interest income	349,731	354,627	346,814	333,970	320,596	1,385,142	1,170,810
Interest expense
Interest on deposits	74,724	76,168	67,024	60,976	55,975	278,892	166,553
Interest on Federal Home Loan Bank advances	1,461	1,774	4,193	2,450	2,563	9,878	12,412
Interest on other borrowings	3,273	3,466	3,525	3,633	3,199	13,897	8,599
Interest on subordinated notes	5,504	5,470	2,806	1,775	1,788	15,555	7,121
Interest on junior subordinated debentures	2,890	2,897	3,064	3,150	2,983	12,001	11,222
Total interest expense	87,852	89,775	80,612	71,984	66,508	330,223	205,907
Net interest income	261,879	264,852	266,202	261,986	254,088	1,054,919	964,903
Provision for credit losses	7,826	10,834	24,580	10,624	10,401	53,864	34,832
Net interest income after provision for credit losses	254,053	254,018	241,622	251,362	243,687	1,001,055	930,071
Non-interest income
Wealth management	24,999	23,999	24,139	23,977	22,726	97,114	90,963
Mortgage banking	47,860	50,864	37,411	18,158	24,182	154,293	136,990
Service charges on deposit accounts	10,973	9,972	9,277	8,848	9,065	39,070	36,404
Gains (losses) on investment securities, net	587	710	864	1,364	(2,649)	3,525	(2,898)
Fees from covered call options	1,243	—	643	1,784	626	3,670	3,519
Trading gains (losses), net	46	11	(44)	(171)	(155)	(158)	11
Operating lease income, net	12,487	12,025	11,733	10,796	10,882	47,041	38,451
Other	14,025	17,556	14,135	16,901	10,631	62,617	52,710
Total non-interest income	112,220	115,137	98,158	81,657	75,308	407,172	356,150
Non-interest expense
Salaries and employee benefits	145,941	141,024	133,732	125,723	122,111	546,420	480,077
Equipment	14,485	13,314	12,759	11,770	11,523	52,328	42,949
Operating lease equipment	9,766	8,907	8,768	8,319	8,462	35,760	29,305
Occupancy, net	17,132	14,991	15,921	16,245	15,980	64,289	57,814
Data processing	7,569	6,522	6,204	7,525	8,447	27,820	35,027
Advertising and marketing	12,517	13,375	12,845	9,858	9,414	48,595	41,140
Professional fees	7,650	8,037	6,228	5,556	9,259	27,471	32,306
Amortization of other intangible assets	3,017	2,928	2,957	2,942	1,407	11,844	4,571
FDIC insurance	1,348	148	4,127	3,576	4,044	9,199	17,209
OREO expense, net	536	1,170	1,290	632	1,618	3,628	6,120
Other	29,630	24,138	24,776	22,228	19,068	100,772	79,570
Total non-interest expense	249,591	234,554	229,607	214,374	211,333	928,126	826,088
Income before taxes	116,682	134,601	110,173	118,645	107,662	480,101	460,133
Income tax expense	30,718	35,480	28,707	29,499	28,005	124,404	116,967
Net income	$85,964	$99,121	$81,466	$89,146	$79,657	$355,697	$343,166
Preferred stock dividends	2,050	2,050	2,050	2,050	2,050	8,200	8,200
Net income applicable to common shares	$83,914	$97,071	$79,416	$87,096	$77,607	$347,497	$334,966
Net income per common share - Basic	$1.46	$1.71	$1.40	$1.54	$1.38	$6.11	$5.95
Net income per common share - Diluted	$1.44	$1.69	$1.38	$1.52	$1.35	$6.03	$5.86
Cash dividends declared per common share	$0.25	$0.25	$0.25	$0.25	$0.19	$1.00	$0.76
Weighted average common shares outstanding	57,538	56,690	56,662	56,529	56,395	56,857	56,300
Dilutive potential common shares	874	773	699	699	892	762	908
Average common shares and dilutive common shares	58,412	57,463	57,361	57,228	57,287	57,619	57,208

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2019(1)	Dec 31, 2018
Balance:
Commercial	$8,285,920	$8,195,602	$8,270,774	$7,994,191	$7,828,538	4%	6%
Commercial real estate	8,020,276	7,448,667	7,276,244	6,973,505	6,933,252	30	16
Home equity	513,066	512,303	527,370	528,448	552,343	1	(7)
Residential real estate	1,354,221	1,218,666	1,118,178	1,053,524	1,002,464	44	35
Premium finance receivables - commercial	3,442,027	3,449,950	3,368,423	2,988,788	2,841,659	(1)	21
Premium finance receivables - life insurance	5,074,602	4,795,496	4,634,478	4,555,369	4,541,794	23	12
Consumer and other	110,178	89,487	109,192	120,804	120,641	92	(9)
Total loans, net of unearned income	$26,800,290	$25,710,171	$25,304,659	$24,214,629	$23,820,691	17%	13%
Mix:
Commercial	31%	32%	33%	33%	33%
Commercial real estate	30	29	29	29	29
Home equity	2	2	2	2	2
Residential real estate	5	5	4	4	4
Premium finance receivables - commercial	13	13	13	12	12
Premium finance receivables - life insurance	19	19	18	19	19
Consumer and other	—	—	1	1	1
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Annualized.

TABLE 2: COMMERCIAL AND COMMERCIAL REAL ESTATE LOAN PORTFOLIOS

	As of December 31, 2019
		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial, industrial and other	$5,159,805	31.7%	$33,983	$—	$44,230
Franchise	937,482	5.7	2,391	—	7,976
Mortgage warehouse lines of credit	292,781	1.8	—	—	2,166
Asset-based lending	989,018	6.1	128	—	7,871
Leases	878,528	5.4	722	—	2,647
PCI - commercial loans (1)	28,306	0.2	—	1,855	30
Total commercial	$8,285,920	50.9%	$37,224	$1,855	$64,920
Commercial Real Estate:
Construction	$1,023,300	6.3%	$1,030	$—	$10,006
Land	177,483	1.1	1,082	—	4,779
Office	1,044,769	6.4	8,034	—	9,903
Industrial	1,032,866	6.3	99	—	6,724
Retail	1,097,930	6.7	6,789	—	6,738
Multi-family	1,311,542	8.0	913	—	12,528
Mixed use and other	2,094,946	12.8	8,166	—	16,086
PCI - commercial real estate (1)	237,440	1.5	—	14,946	114
Total commercial real estate	$8,020,276	49.1%	$26,113	$14,946	$66,878
Total commercial and commercial real estate	$16,306,196	100.0%	$63,337	$16,801	$131,798

Commercial real estate - collateral location by state:
Illinois	$6,176,353	77.0%
Wisconsin	744,975	9.3
Total primary markets	$6,921,328	86.3%
Indiana	218,963	2.7
Florida	114,629	1.4
Arizona	64,022	0.8
California	64,345	0.8
Other	636,989	8.0
Total commercial real estate	$8,020,276	100.0%

(1)
Purchased credit impaired ("PCI") loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

TABLE 3: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2019 (1)	Dec 31, 2018
Balance:
Non-interest bearing	$7,216,758	$7,067,960	$6,719,958	$6,353,456	$6,569,880	8%	10%
NOW and interest bearing demand deposits	3,093,159	2,966,098	2,788,976	2,948,576	2,897,133	17	7
Wealth management deposits (2)	3,123,063	2,795,838	3,220,256	3,328,781	2,996,764	46	4
Money market	7,854,189	7,326,899	6,460,098	6,093,596	5,704,866	29	38
Savings	3,196,698	2,934,348	2,823,904	2,729,626	2,665,194	35	20
Time certificates of deposit	5,623,271	5,619,236	5,505,623	5,350,707	5,260,841	—	7
Total deposits	$30,107,138	$28,710,379	$27,518,815	$26,804,742	$26,094,678	19%	15%
Mix:
Non-interest bearing	24%	25%	24%	24%	25%
NOW and interest bearing demand deposits	10	10	10	11	11
Wealth management deposits (2)	10	10	12	12	12
Money market	26	25	24	23	22
Savings	11	10	10	10	10
Time certificates of deposit	19	20	20	20	20
Total deposits	100%	100%	100%	100%	100%

(1)	Annualized.

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, CDEC, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 4: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of December 31, 2019

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$3,923	$31,610	$102,043	$936,474	$1,074,050	1.84%
4-6 months	1,420	16,774	—	1,235,449	1,253,643	2.13
7-9 months	1,685	18,954	—	570,523	591,162	1.96
10-12 months	609	20,033	—	482,719	503,361	1.71
13-18 months	—	11,242	—	1,378,718	1,389,960	2.42
19-24 months	1,401	5,403	—	625,445	632,249	2.56
24+ months	88	4,538	—	174,220	178,846	1.84
Total	$9,126	$108,554	$102,043	$5,403,548	$5,623,271	2.13%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 5: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2019	2019	2019	2019	2018
Interest-bearing deposits with banks and cash equivalents (1)	$2,206,251	$1,960,898	$893,332	$897,629	$1,042,860
Investment securities (2)	3,909,699	3,410,090	3,653,580	3,630,577	3,347,496
FHLB and FRB stock	94,843	92,583	105,491	94,882	98,084
Liquidity management assets (6)	6,210,793	5,463,571	4,652,403	4,623,088	4,488,440
Other earning assets (3)(6)	18,353	17,809	15,719	13,591	16,204
Mortgage loans held-for-sale	381,878	379,870	281,732	188,190	265,717
Loans, net of unearned income (4)(6)	26,137,722	25,346,290	24,553,263	23,880,916	23,164,154
Total earning assets (6)	32,748,746	31,207,540	29,503,117	28,705,785	27,934,515
Allowance for loan losses	(167,759)	(168,423)	(164,231)	(157,782)	(154,438)
Cash and due from banks	316,631	297,475	273,679	283,019	271,403
Other assets	2,747,572	2,618,000	2,443,204	2,385,149	2,128,407
Total assets	$35,645,190	$33,954,592	$32,055,769	$31,216,171	$30,179,887

NOW and interest bearing demand deposits	$3,016,991	$2,912,961	$2,878,021	$2,803,338	$2,671,283
Wealth management deposits	2,934,292	2,888,817	2,605,690	2,614,035	2,289,904
Money market accounts	7,647,635	6,956,755	6,095,285	5,915,525	5,632,268
Savings accounts	3,028,763	2,837,039	2,752,828	2,715,422	2,553,133
Time deposits	5,682,449	5,590,228	5,322,384	5,267,796	5,381,029
Interest-bearing deposits	22,310,130	21,185,800	19,654,208	19,316,116	18,527,617
Federal Home Loan Bank advances	596,594	574,833	869,812	594,335	551,846
Other borrowings	415,092	416,300	419,064	465,571	385,878
Subordinated notes	436,025	436,041	220,771	139,217	139,186
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	24,011,407	22,866,540	21,417,421	20,768,805	19,858,093
Non-interest bearing deposits	7,128,166	6,776,786	6,487,627	6,444,378	6,542,228
Other liabilities	883,433	814,552	736,381	693,910	578,912
Equity	3,622,184	3,496,714	3,414,340	3,309,078	3,200,654
Total liabilities and shareholders’ equity	$35,645,190	$33,954,592	$32,055,769	$31,216,171	$30,179,887

Net free funds/contribution (5)	$8,737,339	$8,341,000	$8,085,696	$7,936,980	$8,076,422

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include non-accrual loans.

(5)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(6)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2019	2019	2019	2019	2018
Interest income:
Interest-bearing deposits with banks and cash equivalents	$9,361	$10,636	$5,206	$5,300	$5,628
Investment securities	28,184	25,332	28,290	28,521	27,242
FHLB and FRB stock	1,328	1,294	1,439	1,355	1,343
Liquidity management assets (2)	38,873	37,262	34,935	35,176	34,213
Other earning assets (2)	176	189	184	165	253
Mortgage loans held-for-sale	3,201	3,478	3,104	2,209	3,409
Loans, net of unearned income (2)	308,947	315,255	310,191	298,021	284,291
Total interest income	$351,197	$356,184	$348,414	$335,571	$322,166

Interest expense:
NOW and interest bearing demand deposits	$4,622	$5,291	$5,553	$4,613	$4,007
Wealth management deposits	7,867	9,163	7,091	7,000	7,119
Money market accounts	25,603	25,426	21,451	19,460	16,936
Savings accounts	6,145	5,622	4,959	4,249	3,096
Time deposits	30,487	30,666	27,970	25,654	24,817
Interest-bearing deposits	74,724	76,168	67,024	60,976	55,975
Federal Home Loan Bank advances	1,461	1,774	4,193	2,450	2,563
Other borrowings	3,273	3,466	3,525	3,633	3,199
Subordinated notes	5,504	5,470	2,806	1,775	1,788
Junior subordinated debentures	2,890	2,897	3,064	3,150	2,983
Total interest expense	$87,852	$89,775	$80,612	$71,984	$66,508

Less: Fully taxable-equivalent adjustment	(1,466)	(1,557)	(1,600)	(1,601)	(1,570)
Net interest income (GAAP) (1)	261,879	264,852	266,202	261,986	254,088
Fully taxable-equivalent adjustment	1,466	1,557	1,600	1,601	1,570
Net interest income, fully taxable-equivalent (non-GAAP) (1)	$263,345	$266,409	$267,802	$263,587	$255,658

(1)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(2)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.

TABLE 7: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	1.68%	2.15%	2.34%	2.39%	2.14%
Investment securities	2.86	2.95	3.11	3.19	3.23
FHLB and FRB stock	5.55	5.55	5.47	5.79	5.43
Liquidity management assets	2.48	2.71	3.01	3.09	3.02
Other earning assets	3.83	4.20	4.68	4.91	6.19
Mortgage loans held-for-sale	3.33	3.63	4.42	4.76	5.09
Loans, net of unearned income	4.69	4.93	5.07	5.06	4.87
Total earning assets	4.25%	4.53%	4.74%	4.74%	4.58%

Rate paid on:
NOW and interest bearing demand deposits	0.61%	0.72%	0.77%	0.67%	0.60%
Wealth management deposits	1.06	1.26	1.09	1.09	1.23
Money market accounts	1.33	1.45	1.41	1.33	1.19
Savings accounts	0.80	0.79	0.72	0.63	0.48
Time deposits	2.13	2.18	2.11	1.98	1.83
Interest-bearing deposits	1.33	1.43	1.37	1.29	1.20
Federal Home Loan Bank advances	0.97	1.22	1.93	1.67	1.84
Other borrowings	3.13	3.30	3.37	3.16	3.29
Subordinated notes	5.05	5.02	5.08	5.10	5.14
Junior subordinated debentures	4.46	4.47	4.78	4.97	4.60
Total interest-bearing liabilities	1.45%	1.56%	1.51%	1.40%	1.33%

Interest rate spread (1)(3)	2.80%	2.97%	3.23%	3.34%	3.25%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (2)	0.39	0.42	0.41	0.38	0.38
Net interest margin (GAAP) (3)	3.17%	3.37%	3.62%	3.70%	3.61%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (3)	3.19%	3.39%	3.64%	3.72%	3.63%

(1)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(2)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(3)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 8: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for years ended,		Interest for years ended,		Yield/Rate for years ended,
(Dollars in thousands)	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Interest-bearing deposits with banks and cash equivalents (1)	$1,494,418	$888,671	$30,503	$17,091	2.04%	1.92%
Investment securities (2)	3,651,091	3,045,555	110,326	89,640	3.02	2.94
FHLB and FRB stock	96,924	101,681	5,416	5,331	5.59	5.24
Liquidity management assets (3)(8)	$5,242,433	$4,035,907	$146,245	$112,062	2.79%	2.78%
Other earning assets (3)(4)(8)	16,385	20,681	714	777	4.36	3.75
Mortgage loans held-for-sale	308,645	332,863	11,992	15,738	3.89	4.73
Loans, net of unearned income (3)(5)(8)	24,986,736	22,500,482	1,232,415	1,047,905	4.93	4.66
Total earning assets (8)	$30,554,199	$26,889,933	$1,391,366	$1,176,482	4.55%	4.38%
Allowance for loan losses	(164,587)	(148,342)
Cash and due from banks	292,807	266,086
Other assets	2,549,664	2,020,743
Total assets	$33,232,083	$29,028,420

NOW and interest bearing demand deposits	$2,903,441	$2,436,791	$20,079	$9,773	0.69%	0.40%
Wealth management deposits	2,761,936	2,356,145	31,121	27,839	1.13	1.18
Money market accounts	6,659,376	5,105,244	91,940	42,973	1.38	0.84
Savings accounts	2,834,381	2,684,661	20,975	11,444	0.74	0.43
Time deposits	5,467,192	4,872,590	114,777	74,524	2.10	1.53
Interest-bearing deposits	$20,626,326	$17,455,431	$278,892	$166,553	1.35%	0.95%
Federal Home Loan Bank advances	658,669	713,539	9,878	12,412	1.50	1.74
Other borrowings	428,834	289,615	13,897	8,599	3.24	2.97
Subordinated notes	309,178	139,140	15,555	7,121	5.03	5.12
Junior subordinated debentures	253,566	253,566	12,001	11,222	4.67	4.37
Total interest-bearing liabilities	$22,276,573	$18,851,291	$330,223	$205,907	1.48%	1.09%
Non-interest bearing deposits	6,711,298	6,545,251
Other liabilities	782,677	533,138
Equity	3,461,535	3,098,740
Total liabilities and shareholders’ equity	$33,232,083	$29,028,420
Interest rate spread (6)(8)					3.07%	3.29%
Less: Fully taxable-equivalent adjustment			(6,224)	(5,672)	(0.02)	(0.02)
Net free funds/contribution (7)	$8,277,626	$8,038,642			0.40	0.32
Net interest income/ margin (GAAP) (8)			$1,054,919	$964,903	3.45%	3.59%
Fully taxable-equivalent adjustment			6,224	5,672	0.02	0.02
Net interest income/ margin, fully taxable-equivalent (non-GAAP) (8)			$1,061,143	$970,575	3.47%	3.61%

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on a marginal federal corporate tax rate in effect as of the applicable period.

(4)	Other earning assets include brokerage customer receivables and trading account securities.

(5)	Loans, net of unearned income, include non-accrual loans.

(6)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(7)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(8)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance ratio.

TABLE 9: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Dec 31, 2019	18.6%	9.7%	(10.9)%
Sep 30, 2019	20.7	10.5	(11.9)
Jun 30, 2019	17.3	8.9	(10.2)
Mar 31, 2019	14.9	7.8	(8.5)
Dec 31, 2018	15.6	7.9	(8.6)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Dec 31, 2019	9.3%	4.8%	(5.0)%
Sep 30, 2019	10.1	5.2	(5.6)
Jun 30, 2019	8.3	4.3	(4.6)
Mar 31, 2019	6.7	3.5	(3.3)
Dec 31, 2018	7.4	3.8	(3.6)

TABLE 10: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of December 31, 2019	One year or less	From one to five years	Over five years
(In thousands)				Total

Commercial
Fixed rate	$180,519	$1,454,680	$796,323	$2,431,522
Variable rate	5,832,290	21,972	136	5,854,398
Total commercial	$6,012,809	$1,476,652	$796,459	$8,285,920
Commercial real estate
Fixed rate	480,094	2,112,534	370,604	2,963,232
Variable rate	5,019,250	37,787	7	5,057,044
Total commercial real estate	$5,499,344	$2,150,321	$370,611	$8,020,276
Home equity
Fixed rate	25,854	3,741	9,348	38,943
Variable rate	473,879	—	244	474,123
Total home equity	$499,733	$3,741	$9,592	$513,066
Residential real estate
Fixed rate	40,630	22,015	390,926	453,571
Variable rate	85,597	347,368	467,685	900,650
Total residential real estate	$126,227	$369,383	$858,611	$1,354,221
Premium finance receivables - commercial
Fixed rate	3,362,547	79,480	—	3,442,027
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$3,362,547	$79,480	$—	$3,442,027
Premium finance receivables - life insurance
Fixed rate	14,171	132,629	25,247	172,047
Variable rate	4,902,555	—	—	4,902,555
Total premium finance receivables - life insurance	$4,916,726	$132,629	$25,247	$5,074,602
Consumer and other
Fixed rate	77,621	10,470	1,927	90,018
Variable rate	20,160	—	—	20,160
Total consumer and other	$97,781	$10,470	$1,927	$110,178

Total per category
Fixed rate	4,181,436	3,815,549	1,594,375	9,591,360
Variable rate	16,333,731	407,127	468,072	17,208,930
Total loans, net of unearned income	$20,515,167	$4,222,676	$2,062,447	$26,800,290

Variable Rate Loan Pricing by Index:
Prime				$2,162,148
One- month LIBOR				8,552,261
Three- month LIBOR				334,925
Twelve- month LIBOR				5,521,391
Other				638,205
Total variable rate				$17,208,930

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
3.20
3.00
2.80
2.60
2.40
2.20
2.00
1.80
1.60
1.40
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
12/31/18
1/31/19
2/28/19
3/31/19
4/30/19
5/31/19
6/30/19
7/31/19
8/31/19
9/30/19
10/31/19
11/30/19
12/31/19

	12/31/2018	1/31/2019	2/28/2019	3/31/2019	4/30/2019	5/31/2019	6/30/2019	7/31/2019	8/31/2019	9/30/2019	10/31/2019	11/30/2019	12/31/2019
1M Libor	2.50	2.51	2.49	2.49	2.48	2.43	2.40	2.22	2.09	2.02	1.78	1.70	1.76
3M Libor	2.81	2.74	2.62	2.60	2.58	2.50	2.32	2.27	2.14	2.09	1.90	1.91	1.91
12M Libor	3.01	2.98	2.86	2.71	2.72	2.51	2.18	2.19	1.97	2.03	1.96	1.95	2.00
Prime	5.50	5.50	5.50	5.50	5.50	5.50	5.50	5.50	5.25	5.00	4.75	4.75	4.75

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $8.6 billion of variable rate loans tied to one-month LIBOR and $5.5 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Points (bps) Change in
	Prime		1-month LIBOR		12-month LIBOR
Fourth Quarter 2019	-25	bps	-26	bps	-3	bps
Third Quarter 2019	-50		-38		-15
Second Quarter 2019	0		-9		-53
First Quarter 2019	0		-1		-30
Fourth Quarter 2018	+25		+24		+9

TABLE 11: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands)	2019	2019	2019	2019	2018	2019	2018
Allowance for loan losses at beginning of period	$161,763	$160,421	$158,212	$152,770	$149,756	$152,770	$137,905
Provision for credit losses	7,826	10,834	24,580	10,624	10,401	53,864	34,832
Other adjustments	30	(13)	(11)	(27)	(79)	(21)	(181)
Reclassification (to) from allowance for unfunded lending-related commitments	(122)	(30)	(70)	(16)	(150)	(238)	(126)
Charge-offs:
Commercial	11,222	6,775	17,380	503	6,416	35,880	14,532
Commercial real estate	533	809	326	3,734	219	5,402	1,395
Home equity	1,330	1,594	690	88	715	3,702	2,245
Residential real estate	483	25	287	3	267	798	1,355
Premium finance receivables - commercial	3,817	1,866	5,009	2,210	1,741	12,902	12,228
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	167	117	136	102	148	522	880
Total charge-offs	17,552	11,186	23,828	6,640	9,506	59,206	32,635
Recoveries:
Commercial	1,871	367	289	318	225	2,845	1,457
Commercial real estate	1,404	385	247	480	1,364	2,516	5,631
Home equity	166	183	68	62	105	479	541
Residential real estate	50	203	140	29	47	422	2,075
Premium finance receivables - commercial	1,350	563	734	556	567	3,203	3,069
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	42	36	60	56	40	194	202
Total recoveries	4,883	1,737	1,538	1,501	2,348	9,659	12,975
Net charge-offs	(12,669)	(9,449)	(22,290)	(5,139)	(7,158)	(49,547)	(19,660)
Allowance for loan losses at period end	$156,828	$161,763	$160,421	$158,212	$152,770	$156,828	$152,770
Allowance for unfunded lending-related commitments at period end	1,633	1,510	1,480	1,410	1,394	1,633	1,394
Allowance for credit losses at period end	$158,461	$163,273	$161,901	$159,622	$154,164	$158,461	$154,164

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.46%	0.31%	0.85%	0.01%	0.33%	0.41%	0.18%
Commercial real estate	(0.04)	0.02	0.00	0.19	(0.07)	0.04	(0.06)
Home equity	0.89	1.08	0.47	0.02	0.43	0.61	0.28
Residential real estate	0.14	(0.07)	0.06	(0.01)	0.10	0.04	(0.08)
Premium finance receivables - commercial	0.28	0.15	0.55	0.23	0.16	0.30	0.33
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	0.41	0.27	0.30	0.16	0.30	0.29	0.50
Total loans, net of unearned income	0.19%	0.15%	0.36%	0.09%	0.12%	0.20%	0.09%

Net charge-offs as a percentage of the provision for credit losses	161.88%	87.22%	90.68%	48.37%	68.82%	91.99%	56.44%
Loans at period-end	$26,800,290	$25,710,171	$25,304,659	$24,214,629	$23,820,691
Allowance for loan losses as a percentage of loans at period end	0.59%	0.63%	0.63%	0.65%	0.64%
Allowance for credit losses as a percentage of loans at period end	0.59	0.64	0.64	0.66	0.65

Provision for credit losses by component for the periods presented:

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(In thousands)	2019	2019	2019	2019	2018	2019	2018
Provision for loan losses	$7,704	$10,804	$24,510	$10,608	$10,251	$53,626	$34,706
Provision for unfunded lending-related commitments	122	30	70	16	150	238	126
Provision for credit losses	$7,826	$10,834	$24,580	$10,624	$10,401	$53,864	$34,832

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio, as of December 31, 2019 and September 30, 2019.

	As of December 31, 2019			As of September 30, 2019
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial: (1)
Commercial and industrial	$4,323,281	$40,736	0.94%	$4,368,580	$47,983	1.10%
Asset-based lending	988,059	7,871	0.80	1,043,384	8,445	0.81
Tax exempt	505,972	2,926	0.58	503,495	2,957	0.59
Leases	873,919	2,647	0.30	749,135	2,069	0.28
Commercial real estate: (1)
Residential construction	35,693	582	1.63	35,662	625	1.75
Commercial construction	869,547	9,424	1.08	810,919	8,757	1.08
Land	170,305	4,779	2.81	168,092	4,801	2.86
Office	1,007,558	9,880	0.98	964,557	10,066	1.04
Industrial	978,671	6,715	0.69	972,859	7,015	0.72
Retail	1,032,349	6,736	0.65	960,762	6,718	0.70
Multi-family	1,255,925	12,527	1.00	1,239,217	12,504	1.01
Mixed use and other	1,924,539	16,077	0.84	1,918,510	14,362	0.75
Home equity (1)	469,498	3,860	0.82	479,627	3,702	0.77
Residential real estate (1)	1,246,829	9,736	0.78	1,191,153	9,314	0.78
Total core loan portfolio	$15,682,145	$134,496	0.86%	$15,405,952	$139,318	0.90%
Commercial:
Franchise	$906,403	$7,922	0.87%	$881,287	$8,251	0.94%
Mortgage warehouse lines of credit	292,781	2,166	0.74	314,697	2,481	0.79
Community Advantage - homeowner associations	220,227	552	0.25	202,724	507	0.25
Aircraft	10,942	9	0.08	11,112	9	0.08
Purchased commercial loans (2)	164,336	91	0.06	121,188	425	0.35
Purchased commercial real estate (2)	745,689	158	0.02	378,089	90	0.02
Purchased home equity (2)	43,568	18	0.04	32,676	18	0.06
Purchased residential real estate (2)	107,392	64	0.06	27,513	97	0.35
Premium finance receivables
U.S. commercial insurance loans	2,985,641	7,336	0.25	3,016,644	7,207	0.24
Canada commercial insurance loans (2)	456,386	796	0.17	433,306	648	0.15
Life insurance loans (1)	4,935,321	1,515	0.03	4,654,588	1,511	0.03
Purchased life insurance loans (2)	139,281	—	—	140,908	—	—
Consumer and other (1)	107,053	1,704	1.59	86,437	1,199	1.40
Purchased consumer and other (2)	3,125	1	0.03	3,050	2	0.07
Total consumer, niche and purchased loan portfolio	$11,118,145	$22,332	0.20%	$10,304,219	$22,445	0.22%
Total loans, net of unearned income	$26,800,290	$156,828	0.59%	$25,710,171	$161,763	0.63%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

TABLE 13: LOAN PORTFOLIO AGING

		90+ days	60-89	30-59
As of December 31, 2019		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$37,224	$1,855	$3,275	$77,324	$8,166,242	$8,285,920
Commercial real estate (1)	26,113	14,946	31,546	97,567	7,850,104	8,020,276
Home equity	7,363	—	454	3,533	501,716	513,066
Residential real estate (1)	13,797	5,771	3,089	18,041	1,313,523	1,354,221
Premium finance receivables - commercial	20,590	11,517	12,119	18,783	3,379,018	3,442,027
Premium finance receivables - life insurance (1)	590	—	—	32,559	5,041,453	5,074,602
Consumer and other (1)	231	287	40	344	109,276	110,178
Total loans, net of unearned income	$105,908	$34,376	$50,523	$248,151	$26,361,332	$26,800,290
Aging as a % of Loan Balance:
Commercial (1)	0.5%	0.0%	0.0%	0.9%	98.6%	100.0%
Commercial real estate (1)	0.3	0.2	0.4	1.2	97.9	100.0
Home equity	1.4	—	0.1	0.7	97.8	100.0
Residential real estate (1)	1.0	0.4	0.2	1.3	97.1	100.0
Premium finance receivables - commercial	0.6	0.3	0.4	0.5	98.2	100.0
Premium finance receivables - life insurance (1)	0.0	—	—	0.6	99.4	100.0
Consumer and other (1)	0.2	0.3	0.0	0.3	99.2	100.0
Total loans, net of unearned income	0.4%	0.1%	0.2%	0.9%	98.4%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

		90+ days	60-89	30-59
As of September 30, 2019		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$43,931	$382	$12,860	$51,487	$8,086,942	$8,195,602
Commercial real estate (1)	21,557	4,992	9,629	33,098	7,379,391	7,448,667
Home equity	7,920	—	95	3,100	501,188	512,303
Residential real estate (1)	13,447	3,244	1,868	1,433	1,198,674	1,218,666
Premium finance receivables - commercial	15,950	10,612	8,853	16,972	3,397,563	3,449,950
Premium finance receivables - life insurance (1)	590	—	17,753	27,795	4,749,358	4,795,496
Consumer and other (1)	224	117	55	272	88,819	89,487
Total loans, net of unearned income	$103,619	$19,347	$51,113	$134,157	$25,401,935	$25,710,171
Aging as a % of Loan Balance:
Commercial (1)	0.5%	0.0%	0.2%	0.6%	98.7%	100.0%
Commercial real estate (1)	0.3	0.1	0.1	0.4	99.1	100.0
Home equity	1.6	—	0.0	0.6	97.8	100.0
Residential real estate (1)	1.1	0.3	0.1	0.1	98.4	100.0
Premium finance receivables - commercial	0.5	0.3	0.2	0.5	98.5	100.0
Premium finance receivables - life insurance (1)	0.0	—	0.4	0.6	99.0	100.0
Consumer and other (1)	0.2	0.1	0.1	0.3	99.3	100.0
Total loans, net of unearned income	0.4%	0.1%	0.2%	0.5%	98.8%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

TABLE 14: NON-PERFORMING ASSETS, EXCLUDING PCI LOANS, AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2019	2019	2019	2019	2018
Loans past due greater than 90 days and still accruing (1):
Commercial	$—	$—	$488	$—	$—
Commercial real estate	—	—	—	—	—
Home equity	—	—	—	—	—
Residential real estate	—	—	—	30	—
Premium finance receivables - commercial	11,517	10,612	6,940	6,558	7,799
Premium finance receivables - life insurance	—	—	—	168	—
Consumer and other	163	53	172	218	109
Total loans past due greater than 90 days and still accruing	11,680	10,665	7,600	6,974	7,908
Non-accrual loans (2):
Commercial	37,224	43,931	47,604	55,792	50,984
Commercial real estate	26,113	21,557	20,875	15,933	19,129
Home equity	7,363	7,920	8,489	7,885	7,147
Residential real estate	13,797	13,447	14,236	15,879	16,383
Premium finance receivables - commercial	20,590	15,950	13,833	14,797	11,335
Premium finance receivables - life insurance	590	590	590	—	—
Consumer and other	231	224	220	326	348
Total non-accrual loans	105,908	103,619	105,847	110,612	105,326
Total non-performing loans:
Commercial	37,224	43,931	48,092	55,792	50,984
Commercial real estate	26,113	21,557	20,875	15,933	19,129
Home equity	7,363	7,920	8,489	7,885	7,147
Residential real estate	13,797	13,447	14,236	15,909	16,383
Premium finance receivables - commercial	32,107	26,562	20,773	21,355	19,134
Premium finance receivables - life insurance	590	590	590	168	—
Consumer and other	394	277	392	544	457
Total non-performing loans	$117,588	$114,284	$113,447	$117,586	$113,234
Other real estate owned	5,208	8,584	9,920	9,154	11,968
Other real estate owned - from acquisitions	9,963	8,898	9,917	12,366	12,852
Other repossessed assets	4	257	263	270	280
Total non-performing assets	$132,763	$132,023	$133,547	$139,376	$138,334
TDRs performing under the contractual terms of the loan agreement	$36,725	$45,178	$45,862	$48,305	$33,281
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.45%	0.54%	0.58%	0.70%	0.65%
Commercial real estate	0.33	0.29	0.29	0.23	0.28
Home equity	1.44	1.55	1.61	1.49	1.29
Residential real estate	1.02	1.10	1.27	1.51	1.63
Premium finance receivables - commercial	0.93	0.77	0.62	0.71	0.67
Premium finance receivables - life insurance	0.01	0.01	0.01	0.00	—
Consumer and other	0.36	0.31	0.36	0.45	0.38
Total loans, net of unearned income	0.44%	0.44%	0.45%	0.49%	0.48%
Total non-performing assets as a percentage of total assets	0.36%	0.38%	0.40%	0.43%	0.44%
Allowance for loan losses as a percentage of total non-performing loans	133.37%	141.54%	141.41%	134.55%	134.92%

(1)	As of December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018, no TDRs were past due greater than 90 days and still accruing interest.

(2)
Non-accrual loans included TDRs totaling $27.1 million, $21.1 million, $30.1 million, $40.1 million and $32.8 million as of December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

Non-performing Loans Rollforward, excluding PCI loans:

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(In thousands)	2019	2019	2019	2019	2018	2019	2018
Balance at beginning of period	$114,284	$113,447	$117,586	$113,234	$127,227	$113,234	$90,162
Additions, net	30,977	20,781	20,567	24,030	18,553	96,355	92,428
Return to performing status	(243)	(407)	(47)	(14,077)	(6,155)	(14,774)	(14,449)
Payments received	(19,380)	(16,326)	(5,438)	(4,024)	(16,437)	(45,168)	(29,807)
Transfer to OREO and other repossessed assets	—	(1,493)	(1,486)	(82)	(970)	(3,061)	(7,138)
Charge-offs	(11,798)	(6,984)	(16,817)	(3,992)	(7,161)	(39,591)	(15,792)
Net change for niche loans (1)	3,748	5,266	(918)	2,497	(1,823)	10,593	(2,170)
Balance at end of period	$117,588	$114,284	$113,447	$117,586	$113,234	$117,588	$113,234

(1)	This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2019	2019	2019	2019	2018
Accruing TDRs:
Commercial	$4,905	$14,099	$15,923	$19,650	$8,545
Commercial real estate	9,754	10,370	12,646	14,123	13,895
Residential real estate and other	22,066	20,709	17,293	14,532	10,841
Total accrual	$36,725	$45,178	$45,862	$48,305	$33,281
Non-accrual TDRs: (1)
Commercial	$13,834	$7,451	$21,850	$34,390	$27,774
Commercial real estate	7,119	7,673	2,854	1,517	1,552
Residential real estate and other	6,158	6,006	5,435	4,150	3,495
Total non-accrual	$27,111	$21,130	$30,139	$40,057	$32,821
Total TDRs:
Commercial	$18,739	$21,550	$37,773	$54,040	$36,319
Commercial real estate	16,873	18,043	15,500	15,640	15,447
Residential real estate and other	28,224	26,715	22,728	18,682	14,336
Total TDRs	$63,836	$66,308	$76,001	$88,362	$66,102

(1)	Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2019	2019	2019	2019	2018
Balance at beginning of period	$17,482	$19,837	$21,520	$24,820	$28,303
Disposals/resolved	(4,860)	(4,501)	(2,397)	(2,758)	(3,848)
Transfers in at fair value, less costs to sell	936	3,008	1,746	32	997
Additions from acquisition	2,179	—	—	—	160
Fair value adjustments	(566)	(862)	(1,032)	(574)	(792)
Balance at end of period	$15,171	$17,482	$19,837	$21,520	$24,820

	Period End
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
Balance by Property Type:	2019	2019	2019	2019	2018
Residential real estate	$1,016	$1,250	$1,312	$3,037	$3,446
Residential real estate development	810	1,282	1,282	1,139	1,426
Commercial real estate	13,345	14,950	17,243	17,344	19,948
Total	$15,171	$17,482	$19,837	$21,520	$24,820

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q4 2019 compared to Q3 2019		Q4 2019 compared to Q4 2018
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2019	2019	2019	2019	2018	$ Change	% Change	$ Change	% Change
Brokerage	$4,859	$4,686	$4,764	$4,516	$4,997	$173	4%	$(138)	(3)%
Trust and asset management	20,140	19,313	19,375	19,461	17,729	827	4	2,411	14
Total wealth management	24,999	23,999	24,139	23,977	22,726	1,000	4	2,273	10
Mortgage banking	47,860	50,864	37,411	18,158	24,182	(3,004)	(6)	23,678	98
Service charges on deposit accounts	10,973	9,972	9,277	8,848	9,065	1,001	10	1,908	21
Gains (losses) on investment securities, net	587	710	864	1,364	(2,649)	(123)	(17)	3,236	NM
Fees from covered call options	1,243	—	643	1,784	626	1,243	NM	617	99
Trading gains (losses), net	46	11	(44)	(171)	(155)	35	NM	201	NM
Operating lease income, net	12,487	12,025	11,733	10,796	10,882	462	4	1,605	15
Other:
Interest rate swap fees	2,206	4,811	3,224	2,831	2,602	(2,605)	(54)	(396)	(15)
BOLI	1,377	830	1,149	1,591	(466)	547	66	1,843	NM
Administrative services	1,072	1,086	1,009	1,030	1,260	(14)	(1)	(188)	(15)
Foreign currency remeasurement gains (losses)	261	(55)	113	464	(1,149)	316	NM	1,410	NM
Early pay-offs of capital leases	24	6	—	5	3	18	NM	21	NM
Miscellaneous	9,085	10,878	8,640	10,980	8,381	(1,793)	(16)	704	8
Total Other	14,025	17,556	14,135	16,901	10,631	(3,531)	(20)	3,394	32
Total Non-Interest Income	$112,220	$115,137	$98,158	$81,657	$75,308	$(2,917)	(3)%	$36,912	49%
NM - Not meaningful.

	Years Ended
	Dec 31,	Dec 31,	$	%
(Dollars in thousands)	2019	2018	Change	Change
Brokerage	$18,825	$22,391	$(3,566)	(16)%
Trust and asset management	78,289	68,572	9,717	14
Total wealth management	97,114	90,963	6,151	7
Mortgage banking	154,293	136,990	17,303	13
Service charges on deposit accounts	39,070	36,404	2,666	7
Gains (losses) on investment securities, net	3,525	(2,898)	6,423	NM
Fees from covered call options	3,670	3,519	151	4
Trading (losses) gains, net	(158)	11	(169)	NM
Operating lease income, net	47,041	38,451	8,590	22
Other:
Interest rate swap fees	13,072	11,027	2,045	19
BOLI	4,947	4,982	(35)	(1)
Administrative services	4,197	4,625	(428)	(9)
Foreign currency remeasurement gain (loss)	783	(1,673)	2,456	NM
Early pay-offs of leases	35	601	(566)	(94)
Miscellaneous	39,583	33,148	6,435	19
Total Other	62,617	52,710	9,907	19
Total Non-Interest Income	$407,172	$356,150	$51,022	14%
NM - Not meaningful.

TABLE 16: MORTGAGE BANKING

	Three Months Ended					Years Ended
(Dollars in thousands)	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Originations:
Retail originations	$782,122	$913,631	$669,510	$365,602	$463,196	$2,730,865	$2,412,232
Correspondent originations	4,024	50,639	182,966	148,100	289,101	385,729	848,997
Veterans First originations	459,236	456,005	301,324	164,762	175,483	1,381,327	694,209
Total originations for sale (A)	$1,245,382	$1,420,275	$1,153,800	$678,464	$927,780	$4,497,921	$3,955,438
Originations for investment	105,911	154,897	106,237	93,689	93,275	460,734	258,930
Total originations	$1,351,293	$1,575,172	$1,260,037	$772,153	$1,021,055	$4,958,655	$4,214,368

Purchases as a percentage of originations for sale	40%	48%	63%	67%	71%	52%	75%
Refinances as a percentage of originations for sale	60	52	37	33	29	48	25
Total	100%	100%	100%	100%	100%	100%	100%

Production Margin:
Production revenue (B) (1)	$34,622	$40,924	$29,895	$16,606	$18,657	$122,047	$92,250
Production margin (B / A)	2.78%	2.88%	2.59%	2.45%	2.01%	2.71%	2.33%

Mortgage Servicing:
Loans serviced for others (C)	$8,243,251	$7,901,045	$7,515,186	$7,014,269	$6,545,870
MSRs, at fair value (D)	85,638	75,585	72,850	71,022	75,183
Percentage of MSRs to loans serviced for others (D / C)	1.04%	0.96%	0.97%	1.01%	1.15%
Servicing income	$6,247	$5,989	$5,460	$5,460	$4,917	$23,156	$15,269

Components of MSRs:
MSR - current period capitalization	$14,532	$14,029	$9,802	$6,580	$9,683	$44,943	$33,061
MSR - collection of expected cash flows - paydowns	(483)	(456)	(457)	(505)	(496)	(1,901)	(2,267)
MSR - collection of expected cash flows - payoffs	(6,325)	(6,781)	(3,619)	(1,492)	(896)	(18,217)	(2,772)
Valuation:
MSR - changes in fair value model assumptions	2,329	(4,058)	(4,305)	(8,744)	(7,638)	(14,778)	(331)
(Loss) gain on derivative contract held as an economic hedge, net	(483)	82	920	—	—	519	—
MSR valuation adjustment, net of (loss)/gain on derivative contract held as an economic hedge	$1,846	$(3,976)	$(3,385)	$(8,744)	$(7,638)	$(14,259)	$(331)

(1)
Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q4 2019 compared to Q3 2019		Q4 2019 compared to Q4 2018
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2019	2019	2019	2019	2018	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$82,888	$78,067	$75,360	$74,037	$67,708	$4,821	6%	$15,180	22%
Commissions and incentive compensation	40,226	40,289	36,486	31,599	33,656	(63)	—	6,570	20
Benefits	22,827	22,668	21,886	20,087	20,747	159	1	2,080	10
Total salaries and employee benefits	145,941	141,024	133,732	125,723	122,111	4,917	3	23,830	20
Equipment	14,485	13,314	12,759	11,770	11,523	1,171	9	2,962	26
Operating lease equipment	9,766	8,907	8,768	8,319	8,462	859	10	1,304	15
Occupancy, net	17,132	14,991	15,921	16,245	15,980	2,141	14	1,152	7
Data processing	7,569	6,522	6,204	7,525	8,447	1,047	16	(878)	(10)
Advertising and marketing	12,517	13,375	12,845	9,858	9,414	(858)	(6)	3,103	33
Professional fees	7,650	8,037	6,228	5,556	9,259	(387)	(5)	(1,609)	(17)
Amortization of other intangible assets	3,017	2,928	2,957	2,942	1,407	89	3	1,610	NM
FDIC insurance	1,348	148	4,127	3,576	4,044	1,200	NM	(2,696)	(67)
OREO expense, net	536	1,170	1,290	632	1,618	(634)	(54)	(1,082)	(67)
Other:
Commissions - 3rd party brokers	717	734	749	718	779	(17)	(2)	(62)	(8)
Postage	2,220	2,321	2,606	2,450	2,047	(101)	(4)	173	8
Miscellaneous	26,693	21,083	21,421	19,060	16,242	5,610	27	10,451	64
Total other	29,630	24,138	24,776	22,228	19,068	5,492	23	10,562	55
Total Non-Interest Expense	$249,591	$234,554	$229,607	$214,374	$211,333	$15,037	6%	$38,258	18%
NM - Not meaningful.

	Years Ended
	Dec 31,	Dec 31,	$	%
(Dollars in thousands)	2019	2018	Change	Change
Salaries and employee benefits:
Salaries	$310,352	$266,563	$43,789	16%
Commissions and incentive compensation	148,600	135,558	13,042	10
Benefits	87,468	77,956	9,512	12
Total salaries and employee benefits	546,420	480,077	66,343	14
Equipment	52,328	42,949	9,379	22
Operating lease equipment	35,760	29,305	6,455	22
Occupancy, net	64,289	57,814	6,475	11
Data processing	27,820	35,027	(7,207)	(21)
Advertising and marketing	48,595	41,140	7,455	18
Professional fees	27,471	32,306	(4,835)	(15)
Amortization of other intangible assets	11,844	4,571	7,273	NM
FDIC insurance	9,199	17,209	(8,010)	(47)
OREO expense, net	3,628	6,120	(2,492)	(41)
Other:
Commissions - 3rd party brokers	2,918	4,264	(1,346)	(32)
Postage	9,597	8,685	912	11
Miscellaneous	88,257	66,621	21,636	32
Total other	100,772	79,570	21,202	27
Total Non-Interest Expense	$928,126	$826,088	$102,038	12%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share and return on average tangible common equity. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability.

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars and shares in thousands)	2019	2019	2019	2019	2018	2019	2018
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$349,731	$354,627	$346,814	$333,970	$320,596	$1,385,142	$1,170,810
Taxable-equivalent adjustment:
- Loans	892	978	1,031	1,034	980	3,935	3,403
- Liquidity Management Assets	573	574	568	565	586	2,280	2,258
- Other Earning Assets	1	5	1	2	4	9	11
(B) Interest Income (non-GAAP)	$351,197	$356,184	$348,414	$335,571	$322,166	$1,391,366	$1,176,482
(C) Interest Expense (GAAP)	$87,852	$89,775	$80,612	$71,984	$66,508	$330,223	$205,907
(D) Net Interest Income (GAAP) (A minus C)	$261,879	$264,852	$266,202	$261,986	$254,088	$1,054,919	$964,903
(E) Net Interest Income (non-GAAP) (B minus C)	$263,345	$266,409	$267,802	$263,587	$255,658	$1,061,143	$970,575
Net interest margin (GAAP)	3.17%	3.37%	3.62%	3.70%	3.61%	3.45%	3.59%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.19%	3.39%	3.64%	3.72%	3.63%	3.47%	3.61%
(F) Non-interest income	$112,220	$115,137	$98,158	$81,657	$75,308	$407,172	$356,150
(G) Gains (losses) on investment securities, net	587	710	864	1,364	(2,649)	3,525	(2,898)
(H) Non-interest expense	249,591	234,554	229,607	214,374	211,333	928,126	826,088
Efficiency ratio (H/(D+F-G))	66.82%	61.84%	63.17%	62.63%	63.65%	63.63%	62.40%
Efficiency ratio (non-GAAP) (H/(E+F-G))	66.56%	61.59%	62.89%	62.34%	63.35%	63.36%	62.13%

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$3,691,250	$3,540,325	$3,446,950	$3,371,972	$3,267,570
Less: Non-convertible preferred stock (GAAP)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
Less: Intangible assets (GAAP)	(692,277)	(627,972)	(631,499)	(620,224)	(622,565)
(I) Total tangible common shareholders’ equity (non-GAAP)	$2,873,973	$2,787,353	$2,690,451	$2,626,748	$2,520,005
(J) Total assets (GAAP)	$36,620,583	$34,911,902	$33,641,769	$32,358,621	$31,244,849
Less: Intangible assets (GAAP)	(692,277)	(627,972)	(631,499)	(620,224)	(622,565)
(K) Total tangible assets (non-GAAP)	$35,928,306	$34,283,930	$33,010,270	$31,738,397	$30,622,284
Common equity to assets ratio (GAAP) (L/J)	9.7%	9.8%	9.9%	10.0%	10.1%
Tangible common equity ratio (non-GAAP) (I/K)	8.0%	8.1%	8.2%	8.3%	8.2%

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars and shares in thousands)	2019	2019	2019	2019	2018	2019	2018
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$3,691,250	$3,540,325	$3,446,950	$3,371,972	$3,267,570
Less: Preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(L) Total common equity	$3,566,250	$3,415,325	$3,321,950	$3,246,972	$3,142,570
(M) Actual common shares outstanding	57,822	56,698	56,668	56,639	56,408
Book value per common share (L/M)	$61.68	$60.24	$58.62	$57.33	$55.71
Tangible book value per common share (non-GAAP) (I/M)	$49.70	$49.16	$47.48	$46.38	$44.67

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$83,914	$97,071	$79,416	$87,096	$77,607	$347,497	$334,966
Add: Intangible asset amortization	3,017	2,928	2,957	2,942	1,407	11,844	4,571
Less: Tax effect of intangible asset amortization	(793)	(773)	(771)	(731)	(366)	(3,068)	(1,164)
After-tax intangible asset amortization	2,224	2,155	2,186	2,211	1,041	8,776	3,407
(O) Tangible net income applicable to common shares (non-GAAP)	$86,138	$99,226	$81,602	$89,307	$78,648	$356,273	$338,373
Total average shareholders' equity	$3,622,184	$3,496,714	$3,414,340	$3,309,078	$3,200,654	$3,461,535	$3,098,740
Less: Average preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(P) Total average common shareholders' equity	$3,497,184	$3,371,714	$3,289,340	$3,184,078	$3,075,654	$3,336,535	$2,973,740
Less: Average intangible assets	(689,286)	(630,279)	(624,794)	(622,240)	(574,757)	(641,802)	(548,223)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$2,807,898	$2,741,435	$2,664,546	$2,561,838	$2,500,897	$2,694,733	$2,425,517
Return on average common equity, annualized (N/P)	9.52%	11.42%	9.68%	11.09%	10.01%	10.41%	11.26%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	12.17%	14.36%	12.28%	14.14%	12.48%	13.22%	13.95%

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Buffalo Grove, Burbank, Cary, Clarendon Hills, Crete, Countryside, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Oak Brook, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rolling Meadows, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, South Elgin, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:

•
FIRST Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A., and Wintrust Life Finance, a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Asset Finance offers direct leasing opportunities.

•	CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2018 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	negative effects suffered by us or our customers resulting from changes in U.S. trade policies;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•
competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions;

•	harm to the Company’s reputation;

•	any negative perception of the Company’s financial strength;

•	ability of the Company to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•	failure or breaches of our security systems or infrastructure, or those of third parties;

•	security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•	adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;

•	changes in accounting standards, rules and interpretations such as the new CECL standard, and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	uncertainty about the discontinued use of LIBOR and transition to an alternative rate;

•	a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet as a result of the end of its program of quantitative easing or otherwise;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Wednesday, January 22, 2020 at 10:00 a.m. (Central Time) regarding fourth quarter 2019 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #5079486. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the fourth quarter 2019 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.